EXHIBIT 99.1


                              [Polypore Inc. Logo]

                                                                        Contacts
                                                                       Lynn Amos
                                                                    704.587.8409
                                                                     Mark Hadley
                                                                    704.587.8886

                 Polypore Announces Completion of Exchange Offer
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CHARLOTTE, N.C. - December 17, 2004 - Polypore, Inc. announced the successful completion of its previously announced offer to exchange (the "Exchange Offer") an aggregate principal amount of up to $225,000,000 newly issued 8 3/4% Senior Subordinated Dollar Notes due 2012, which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for like principal amount of its issued and outstanding privately placed 8 3/4% Senior Subordinated Dollar Notes due 2012, and an aggregate principal amount of up to (euro)150,000,000 newly issued 8 3/4% Senior Subordinated Euro Notes due 2012, which are registered under the Securities Act, for a like principal amount of its issued and outstanding privately placed 8 3/4% Senior Subordinated Euro Notes due 2012. The Exchange Offer expired by its terms at 5:00 p.m. (EST) on December 13, 2004.

     Polypore Inc., a wholly owned subsidiary of Polypore International, Inc., is a growing worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore's products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Truly a global provider, Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore's corporate offices are located in Charlotte, NC.

     This announcement does not constitute and offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer was made by means of a Prospectus, dated November 3, 2004, and a Prospectus Supplement, dated November 16, 2004, filed with the Securities and Exchange Commission on Form S-4.